(4)(ii)(c)
                               PENSION ENDORSEMENT

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                              PENSION ENDORSEMENT



In order to use this contract under Section 401(a) of the Internal Revenue Code of 1986, as amended, (hereafter referred to as The Code), the following provisions and restrictions are hereby made applicable, notwithstanding any provisions to the contrary contained in the policy. The contract is issued to a custodian or trustee of a qualified retirement plan under Section 401(a) of The Code maintained on behalf of the participants for whom the contract is purchased. Such custodian or trustee must be the owner and beneficiary.


Unisex Policy

All references to gender in the policy are deleted. Values and rates ar unisex.


Non-Transferability

The owner may not change the ownership of the policy and the policy may not be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to anyone other than GE Capital Life Assurance Company of New York unless the owner is the trustee of an employee trust qualified under The Code. The purpose of this provision is to qualify the annuity under Section 401(g) of The Code, and it shall be so construed.


Additional Premium Payments

Each additional premium payment must be at least $100.00.


Distributions

All distributions made under the policy to which the endorsement is attached shall be made in accordance with the minimum distribution requirements of
Section 401(a)(9) of the Internal Revenue Code, including the incidental-death benefit requirements of Section 401(a)(9)(G) of The Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of
Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Income Benefit

We will make monthly payments to the annuitant under a life income payment plan for a guaranteed minimum period as shown in the tables below. If the annuitant dies before the end of the guaranteed minimum period, the remaining payments will be discounted at the same interest rate used to calculate the monthly income. The discounted amount will be paid in one sum to the annuitant's estate unless otherwise provided.


Optional Payment Plans

We will make payments that do not depend on the gender of the annuitant. New monthly payment rates for the Life Income plan or the Joint Life and Survivor Income plan are contained in this endorsement.

Settlement Age: The settlement age is the payee's age last birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payee.


-------------------------------------------------------------------
           Year Payments Begin
                                                  Age
        After               Prior to           Adjustment
-------------------------------------------------------------------

         -----                2001                0
         2000                 2026                3
         2025                 2051                7
         2050                 -----               1

-------------------------------------------------------------------

                             Life Income Plan Table
Monthly Payment Rates for each $1,000 of proceeds
------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------
          10      15      20             10       15      20              10      15      20             10      15    20
 Age*   Years   Years    Years   Age*   Years   Years   Years    Age*   Years   Years   Years   Age*   Years   Years   Years
        Cert.   Cert.    Cert.          Cert.   Cert.   Cert.           Cert.   Cert.   Cert.          Cert.   Cert.   Cert.
------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------
  20    $2.83   $2.83    $2.82    55    $4.04   $3.99   $3.93     66    $5.14   $4.96   $4.70    77    $7.05   $6.18   $5.35
  25     2.90    2.90     2.90    56     4.11    4.06    3.99     67     5.28    5.07    4.78    78     7.26    6.27    5.38
  30     3.00    3.00     2.99    57     4.19    4.14    4.06     68     5.43    5.18    4.85    79     7.46    6.36    5.40
  35     3.12    3.12     3.11    58     4.27    4.21    4.12     69     5.58    5.29    4.92    80     7.66    6.44    5.43
  40     3.27    3.26     3.25    59     4.36    4.29    4.19     70     5.74    5.41    4.99    81     7.86    6.51    5.45
  45     3.47    3.45     3.43    60     4.46    4.38    4.26     71     5.91    5.52    5.05    82     8.05    6.57    5.46
  50     3.71    3.69     3.66    61     4.56    4.46    4.33     72     6.09    5.64    5.11    83     8.23    6.62    5.48
  51      3.77   3.75     3.71    62     4.66    4.56    4.41     73     6.27    5.75    5.17    84     8.40    6.67    5.49

  52     3.83    3.80     3.76    63     4.77    4.65    4.48     74     6.46    5.87    5.22   85 &    8.55    6.71    5.49

  53     3.90    3.86     3.82    64     4.89    4.75    4.55     75     6.65    5.98    5.27   Over

  54     3.96    3.93     3.87    65     5.01    4.85    4.63     76     6.85    6.08    5.31
------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------

*Age means Settlement Age


                                                     Joint Life and Survivor Income Plan Table

Monthly Payment Rates for each $1000 of proceeds
---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------------------
Settlement
Age                    35       40      45      50      55      60       65      70      75      80       85&over
---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------------------
35                      $2.93    $2.98   $3.01   $3.04   $3.07   $3.08    $3.10   $3.11   $3.11   $3.12    $3.12
40                       2.98     3.04    3.10    3.14    3.18    3.21     3.23    3.25    3.26    3.27     3.27
45                       3.01     3.10    3.18    3.25    3.31    3.36     3.40    3.43    3.44    3.46     3.46
50                       3.04     3.14    3.25    3.35    3.45    3.53     3.59    3.64    3.67    3.69     3.71
55                       3.07     3.18    3.31    3.45    3.58    3.71     3.82    3.90    3.96    4.00     4.02
60                       3.08     3.21    3.36    3.53    3.71    3.89     4.06    4.21    4.31    4.39     4.43
65                       3.10     3.23    3.40    3.59    3.82    4.06     4.31    4.55    4.74    4.87     4.95
70                       3.11     3.25    3.43    3.64    3.90    4.21     4.55    4.90    5.22    5.46     5.62
75                       3.11     3.26    3.44    3.67    3.96    4.31     4.74    5.22    5.70    6.11     6.40
80                       3.12     3.27    3.46    3.69    4.00    4.39     4.87    5.46    6.11    6.73     7.20
85&over                  3.12     3.27    3.46    3.71    4.02    4.43     4.95    5.62    6.40    7.20     7.86
---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------------------






               For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK





                                   President